LIMITED POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the undersigned is required, or may be required in the future, to file reports of changes in beneficial ownership of equity securities of MGIC Investment Corporation (the "Company").

To facilitate the filing of these reports, the undersigned hereby appoints each of Timothy A. Chrapko, Shelby E. Heinrich, Heidi A. Heyrman, Paula C. Maggio, Brian M. Remington, Leslie A. Schunk, and Martha F. Tsuchihashi as the undersigned's attorney-in-fact and agent to: (i) apply on behalf of the undersigned for access codes (if necessary) for the EDGAR System, and (ii) sign on behalf of the undersigned and file any Form 3, Form 4, or Form 5 for the undersigned with the Securities and Exchange Commission or any securities exchange.

Each of the persons authorized to act as such attorney-in-fact and agent above may do so separately without the concurrence of the other persons. The authority granted hereunder is granted to the person occupying the position specified at the time such authority is exercised.

Dated:   October 27, 2021
Signature:   /s/  Daniel A. Arrigoni
Please print or type name:       Daniel A. Arrigoni


ACKNOWLEDGMENT
STATE OF WISCONSIN  )
COUNTY OF MILWAUKEE  )

Before me, a Notary Public in and for the State of Wisconsin, on this day personally appeared Daniel A. Arrigoni, known to me to be the person whose name is subscribed to the foregoing Limited Power of Attorney, and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed.

Given under my hand and official seal this 27th day of October 2021.

(SEAL)
By:     /s/  Patricia A. Fitchett
Notary Public, State of Wisconsin
Print Name:   Patricia A. Fitchett
My commission expires:  October 3, 2025